Exhibit 16(c)(xiv)

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Project Savanna DISCUSSION MATERIALS FOR THE SPECIAL COMMITTEE MAY 1, 2024 HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Confidential Treatment Requested on 5 pages, confidential information filed separately with the SEC

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY This presentation, and any supplemental information (written or oral) or other documents provided in connection therewith (collectively, the “materials”), are provided solely for the information of the Special Committee (the “Committee”) of Sharecare, Inc. (the “Company”) by Houlihan Lokey in connection with the Committee’s consideration of a potential transaction (the “Transaction”) involving the Company. This presentation is incomplete without reference to, and should be considered in conjunction with, any supplemental information provided by and discussions with Houlihan Lokey in connection therewith. Any defined terms used herein shall have the meanings set forth herein, even if such defined terms have been given different meanings elsewhere in the materials. The materials are for discussion purposes only. Houlihan Lokey expressly disclaims any and all liability, whether direct or indirect, in contract or tort or otherwise, to any person in connection with the materials. The materials were prepared for specific persons familiar with the business and affairs of the Company for use in a specific context and were not prepared with a view to public disclosure or to conform with any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and none of the Committee, the Company or Houlihan Lokey takes any responsibility for the use of the materials by persons other than the Committee. The materials are provided on a confidential basis solely for the information of the Committee and may not be disclosed, summarized, reproduced, disseminated or quoted or otherwise referred to, in whole or in part, without Houlihan Lokey’s express prior written consent. Notwithstanding any other provision herein, the Company (and each employee, representative or other agent of the Company) may disclose to any and all persons without limitation of any kind, the tax treatment and tax structure of any transaction and all materials of any kind (including opinions or other tax analyses, if any) that are provided to the Company relating to such tax treatment and structure. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, the tax treatment of a transaction is the purported or claimed U.S. income or franchise tax treatment of the transaction and the tax structure of a transaction is any fact that may be relevant to understanding the purported or claimed U.S. income or franchise tax treatment of the transaction. If the Company plans to disclose information pursuant to the first sentence of this paragraph, the Company shall inform those to whom it discloses any such information that they may not rely upon such information for any purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey is not an expert on, and nothing contained in the materials should be construed as advice with regard to, legal, accounting, regulatory, insurance, tax or other specialist matters. Houlihan Lokey’s role in reviewing any information was limited solely to performing such a review as it deemed necessary to support its own advice and analysis and was not on behalf of the Committee. The materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information available to Houlihan Lokey as of, the date of the materials. Although subsequent developments may affect the contents of the materials, Houlihan Lokey has not undertaken, and is under no obligation, to update, revise or reaffirm the materials, except as may be expressly contemplated by Houlihan Lokey’s engagement letter. The materials are not intended to provide the sole basis for evaluation of the Transaction and do not purport to contain all information that may be required. The materials do not address the underlying business decision of the Company or any other party to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available for the Company or any other party. The materials do not constitute any opinion, nor do the materials constitute a recommendation to the Committee, the Company, any security holder of the Company or any other party as to how to vote or act with respect to any matter relating to the Transaction or otherwise or whether to buy or sell any assets or securities of any company. Houlihan Lokey’s only opinion is the opinion, if any, that is actually delivered to the Committee. In preparing the materials Houlihan Lokey has acted as an independent contractor and nothing in the materials is intended to create or shall be construed as creating a fiduciary or other relationship between Houlihan Lokey and any party. The materials may not reflect information known to other professionals in other business areas of Houlihan Lokey and its affiliates. The preparation of the materials was a complex process involving quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaption and application of these methods to the unique facts and circumstances presented and, therefore, is not readily susceptible to partial analysis or summary description. Furthermore, Houlihan Lokey did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. Accordingly, the analyses contained in the materials must be considered as a whole. Selecting portions of the analyses, analytic methods and factors without considering all analyses and factors could create a misleading or incomplete view. The materials reflect judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of the participants in the Transaction. Any estimates of value contained in the materials are not necessarily indicative of actual value or predictive of future results or values, which may be significantly more or less favorable. Any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which any assets, businesses or securities may actually be sold. The materials do not constitute a valuation opinion or credit rating. The materials do not address the consideration to be paid or received in, the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Transaction or otherwise. Furthermore, the materials do not address the fairness of any portion or aspect of the Transaction to any party. In preparing the materials, Houlihan Lokey has not conducted any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party and has no obligation to evaluate the solvency of the Company or any other party under any law. All budgets, projections, estimates, financial analyses, reports and other information with respect to operations reflected in the materials have been prepared by management of the relevant party or are derived from such budgets, projections, estimates, financial analyses, reports and other information or from other sources, which involve numerous and significant subjective determinations made by management of the relevant party and/or which such management has reviewed and found reasonable. The budgets, projections and estimates contained in the materials may or may not be achieved and differences between projected results and those actually achieved may be material. Houlihan Lokey has relied upon representations made by management of the Company that such budgets, projections and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management (or, with respect to information obtained from public sources, represent reasonable estimates), and Houlihan Lokey expresses no opinion with respect to such budgets, projections or estimates or the assumptions on which they are based. The scope of the financial analysis contained herein is based on discussions with the Company (including, without limitation, regarding the methodologies to be utilized), and Houlihan Lokey does not make any representation, express or implied, as to the sufficiency or adequacy of such financial analysis or the scope thereof for any particular purpose. Houlihan Lokey has assumed and relied upon the accuracy and completeness of the financial and other information provided to, discussed with or reviewed by it without (and without assuming responsibility for) independent verification of such information, makes no representation or warranty (express or implied) in respect of the accuracy or completeness of such information and has further relied upon the assurances of the Company that it is not aware of any facts or circumstances that would make such information inaccurate or misleading. In addition, Houlihan Lokey has relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company or any other participant in the Transaction since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to, discussed with or reviewed by Houlihan Lokey that would be material to its analyses, and that the final forms of any draft documents reviewed by Houlihan Lokey will not differ in any material respect from such draft documents. The materials are not an offer to sell or a solicitation of an indication of interest to purchase any security, option, commodity, future, loan or currency. The materials do not constitute a commitment by Houlihan Lokey or any of its affiliates to underwrite, subscribe for or place any securities, to extend or arrange credit, or to provide any other services. In the ordinary course of business, certain of Houlihan Lokey’s affiliates and employees, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, any Transaction counterparty, any other Transaction participant, any other financially interested party with respect to any transaction, other entities or parties that are mentioned in the materials, or any of the foregoing entities’ or parties’ respective affiliates, subsidiaries, investment funds, portfolio companies and representatives (collectively, the “Interested Parties”), or any currency or commodity that may be involved in the Transaction. Houlihan Lokey provides mergers and acquisitions, restructuring and other advisory and consulting services to clients, which may have in the past included, or may currently or in the future include, one or more Interested Parties, for which services Houlihan Lokey has received, and may receive, compensation. Although Houlihan Lokey in the course of such activities and relationships or otherwise may have acquired, or may in the future acquire, information about one or more Interested Parties or the Transaction, or that otherwise may be of interest to the Committee, or the Company, Houlihan Lokey shall have no obligation to, and may not be contractually permitted to, disclose such information, or the fact that Houlihan Lokey is in possession of such information, to the Committee, or the Company or to use such information on behalf of the Committee, or the Company. Houlihan Lokey’s personnel may make statements or provide advice that is contrary to information contained in the materials. Disclaimer 2

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Source: Discussions with company management. Situation Overview ƒ On April 29th and April 30th, the Company received [three] proposals: » Claritas submitted a revised proposal to acquire the business for $1.50 - $1.60 per share » Altaris submitted a proposal to acquire the business for $1.35 per share » submitted a proposal to acquire the business for $1.22 per share » Alternatively, to partner with a third party to acquire the Enterprise business for $0.42 per share » Alternatively, to partner with a third party to acquire both the Enterprise and Life Sciences businesses at an unspecified price » [ has communicated that they intend to submit a proposal on May 1st] 3 *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Proposals (1 of 3) » Price and Structure ƒ $1.50 – $1.60 per share ƒ 85% – 98% premium to closing price as of April 26 ƒ 105% – 119% premium to 30- day VWAP of $0.73 ƒ $1.22 per share ƒ 51% premium to closing price as of April 26 ƒ 67% premium to 30-day VWAP ƒ Alternatively, to partner with a third party to acquire the Enterprise business at $0.42 per share ƒ Alternatively, to partner with a third party to acquire both the Enterprise and Life Sciences businesses at an unspecified price ƒ $1.35 per share ƒ 66.7% premium to closing price as of April 26 ƒ 82.3% premium to 30-day VWAP » Financing ƒ $90m of equity consisting of Claritas’ current equity in the Company and additional equity investment of $25m (basis for $90m unclear) ƒ $200-300m equity commitment from Altaris Capital Partners or (currently uncommitted) ƒ Minority investments from each of and (currently uncommitted) ƒ Anticipate that rollover equity from other existing stockholders will equal $75 -100m ƒ Option to fund a portion of the transaction with up to $150m of debt. Have a proposal for a $150m first lien term loan from ƒ Sufficient cash on balance sheet to complete a transaction; do not require any new financing ƒ Interested in discussing terms of a rollover by certain key management of their equity interests in the Company ƒ No financing plan or evidence of capacity offered ƒ Not subject to any financing contingency ƒ At the appropriate time and, to the extent necessary, with the approval of the special committee, would welcome the opportunity to discuss rollover considerations with existing shareholders, including members of management Source: Proposal letters from , Claritas Capital, ; and Altaris Capital; discussions with Savanna management. Claritas Capital (4/29/2024) (4/30/2024) (TBU) Altaris Capital (4/29/2024) Awaiting proposal from 4 *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Proposals (2 of 3) » Assumptions ƒ Fully diluted share count not specified (to be in line with capitalization information set forth on the schedule of outstanding equity interests made available in the virtual data room) ƒ Including $50m payout to Series A ƒ Not expressly addressed ƒ Fully-diluted share count of 375,558,741 using the treasury stock method ƒ Cash and debt not specified (to be consistent with the amounts set forth in the information provided in the virtual data room) ƒ The Series A Convertible Preferred Stock is redeemed by the Company for $50 million prior to Closing ƒ The Company is on track to achieve its 2024 forecast and that the Provider business can be separated from Sharecare in an efficient manner » Due Diligence, Timing and Approvals ƒ Anticipates that it and its financing partners will be in a position to complete diligence, deliver commitment letters and negotiate a definitive agreement within 2-3 weeks from the date of its proposal ƒ Proposal is contingent upon satisfactory completion of due diligence ƒ Execution of the definitive agreement is subject to the final approval of the investment committee of Claritas ƒ Confident in ability to complete remaining confirmatory diligence expeditiously and sign a definitive agreement in advance of the Company’s next earnings announcement date ƒ Anticipates due diligence and negotiation of transaction documentation can be completed within 30 days Source: Proposal letters from , Claritas Capital, ; and Altaris Capital; discussions with Savanna management. Claritas Capital (4/29/2024) (4/30/2024) (TBU) Altaris Capital (4/29/2024) Awaiting proposal from 5 *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Summary of Proposals (3 of 3) Source: Proposal letters from , Claritas Capital, ; and Altaris Capital; discussions with Savanna management. » Other ƒ Requesting permission to engage in transaction discussions with , Jeff Arnold, ƒ N/A ƒ Remains open to working with Claritas Capital on this transaction » Merger Agreement Mark-up ƒ General. Heavy on legal comments. Probably manageable / negotiable to reasonable result. (Though relatively less friendly than ’ mark-up). ƒ Reps/Warranties/IOCs. Significant expansion of representations / warranties and interim operating covenants. ƒ Financing. Significantly watered-down Claritas’ obligation to obtain (or replace, if necessary) necessary financing. Significantly reduced reverse break fee Claritas would pay in the event of a financing failure (down to $25mm from $75mm). ƒ Antitrust. Weakened antitrust efforts provisions, eliminated antitrust-related reverse break fee and effectively put antitrust risk on Sharecare. ƒ General. Moderately heavy on legal comments, but appears manageable / negotiable to reasonable result. ƒ Reps/Warranties/IOCs. Significant expansion of representations / warranties and interim operating covenants. ƒ Financing. Introduced some minor concerns about reliability of ability to finance, but counsel has signaled willingness to address. ƒ Antitrust. Introduced some minor concerns around antitrust risk, but counsel has signaled willingness to address. ƒ Unvested Incentive Equity. Treatment of unvested incentive equity is an open question. ƒ None provided (did not receive merger agreement form until 4/29) Claritas Capital (4/29/2024) (4/30/2024) (TBU) Altaris Capital (4/29/2024) Awaiting proposal from 6 *Confidential treatment requested

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Claritas Proposed Sources and Uses Source: Proposal letter from Claritas Capital. * Basis for $90M unclear. (currently uncommitted) (currently uncommitted) (currently uncommitted) * * 7

HIGHLY CONFIDENTIAL DRAFT FOR DISCUSSION SUBJECT TO CHANGE FOR INFORMATIONAL PURPOSES ONLY Illustrative Analysis at Various Prices 8 Source: Company filings, Savanna management projections, Capital IQ as of 4/29/2024. Metrics <0 considered NM. Note: A refers to Actual; E refers to Estimated; Adjusted EBITDA refers to earnings before interest, taxes, depreciation and amortization, adjusted for certain non-recurring items. (1) Savanna Management estimates; (2) Non-Controlling Interest reflects a minimum of $0. Non-Controlling Interest as of 9/30/23 is ($0.5) million, per Savanna management; (3) Based on U.S. announced software transactions since April 2023, 25th – 75th percentile of 1-month premiums. ($ and shares in millions, except per share data) Digital Health Median 2024E Revenue Multiple Premiums Paid – U.S. Public Tech Companies, LTM(3) Digital Health Median 2024E EBITDA Multiple $0.95 - $1.16 $1.60 $0.77 Range of Current Proposals: $1.22 – $1.60 27% 55% 2024E Median: 11.2x 2024E Median: 1.48x TBU - Awaiting proposal from Current Illustrative Share Prices Price Per Share $0.75 $1.20 $1.30 $1.40 $1.50 $1.60 $1.70 $1.80 $1.90 $2.00 Fully Diluted Shares (1/1/2024A)(1) 422.3 425.8 427.6 429.2 432.0 435.8 439.1 442.0 444.6 447.0 Equity Value $315 $511 $556 $601 $648 $697 $746 $796 $845 $894 Less: Net Cash (12/31/2023A) (128) (128) (128) (128) (128) (128) (128) (128) (128) (128) Plus: Minority Interest (12/31/2023A)(2) - - - - - - - - - - Plus: Preferred Equity (12/31/2023A) 50 50 50 50 50 50 50 50 50 50 Enterprise Value $237 $433 $478 $523 $570 $620 $669 $718 $767 $816 Premium / (Discount) to: Metric Current Share Price (4/29/2024) $0.75 - 61% 74% 88% 101% 114% 128% 141% 155% 168% 52-Week High (7/17/2023) $1.80 (59%) (33%) (28%) (22%) (17%) (11%) (6%) 0% 6% 11% 52-Week Low (4/1/2024) $0.48 55% 149% 170% 191% 212% 233% 253% 274% 295% 316% EV / Revenue 2024E(1) $417 0.6x 1.0x 1.1x 1.3x 1.4x 1.5x 1.6x 1.7x 1.8x 2.0x 2025E(1) $512 0.5x 0.8x 0.9x 1.0x 1.1x 1.2x 1.3x 1.4x 1.5x 1.6x EV / Adj. EBITDA 2024E(1) $22 10.7x 19.5x 21.5x 23.6x 25.7x 27.9x 30.1x 32.3x 34.6x 36.8x 2025E(1) $62 3.8x 7.0x 7.8x 8.5x 9.2x 10.0x 10.8x 11.6x 12.4x 13.2x *Confidential treatment requested

9 CORPORATE FINANCE FINANCIAL RESTRUCTURING FINANCIAL AND VALUATION ADVISORY HL.com